Exhibit 99.1

Target Hospitality Delivers Exceptional Third Quarter 2021 Results Driven by Significant Cash Flows and Strengthening Customer Demand Led by Government Contracts

THE WOODLANDS, Texas, November 12, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America’s largest provider of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended September 30, 2021.

Financial and Operational Highlights for the Third Quarter 2021

●	Revenue increased to $89.2 million for the three months ended September 30, 2021, an increase of 85% year-over-year
●	Net income increased to $6.7 million for the three months ended September 30, 2021, an increase of $14.3 million year-over-year
●	Basic and diluted earnings per share of $0.07 for the three months ended September 30, 2021
●	Adjusted EBITDA(1) of $37.5 million, up 121% year-over-year
●	Strong cash generation with net cash provided by operating activities of $40.0 million and Discretionary Cash Flow (“DCF”) (1) of $34.7 million for the three months ended September 30, 2021, representing 39% DCF yield(1) to revenue
●	Improved net leverage ratio by 52% since the beginning of 2021, marking significant progress towards year-end 2021 target net leverage ratio of below 3.0 times
●	Raised full year 2021 financial outlook by 7% for revenue and 9% for Adjusted EBITDA(1), representing a 25% and 42% increase, respectively, from full year 2020
●	Executing on premier customer diversification with approximately 52% of third quarter 2021 revenue related to committed revenue contracts backed by the United States Government
●	Continued strengthening customer demand for Target’s premier modular hospitality solutions, with third quarter utilization of 75%
●	Approximately 73% of 2021 revenue under committed revenue contracts, with approximately 53% of anticipated 2021 revenue related to government services
●	Meaningful financial flexibility with over $155 million in total available liquidity, with zero outstanding borrowings under the Company’s $125 million credit facility

Executive Commentary

“Our impressive third quarter results demonstrate Target’s commitment to executing on its strategic objectives.  Target continues to benefit from its unique position as North America’s leader in modular accommodation solutions and the scale of its world-class network, which has created a unique and efficient operating platform.  This platform, along with broadening customer demand, has allowed Target to capture margin expansion and generate significant cash flow through 2021,” stated Brad Archer, President and Chief Executive Officer.

“We have utilized this positive momentum to meaningfully enhance Target’s balance sheet, through the significant reduction of outstanding debt, which has resulted in a 52% improvement in Target’s net leverage ratio in 2021.  We believe this commitment to prudent capital allocation builds the foundation to continue executing on our strategic growth objectives.  We are committed to pursuing a growth strategy focused on enhancing value through a balanced portfolio of service offerings, which we believe creates the greatest opportunity to accelerate value creation for our shareholders,” concluded Mr. Archer.

TH Q3 2021 Earnings Release

Financial Results

Third Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	September 30, 2021	September 30, 2020
		(Restated)
Revenue	$89,169	$48,263
Net income (loss)	$6,675	$(7,603)
Income (loss) per share – basic and diluted	$0.07	$(0.08)
Adjusted EBITDA	$37,534	$17,010
Average daily rate (ADR)	$76.78	$81.28
Average utilized beds	11,087	4,823
Utilization	75%	36%

Revenue for the three months ended September 30, 2021, was $89.2 million compared to $48.3 million for the same period in 2020. The increase in revenue was primarily driven by the execution of the government services contract, which began March 2021, and continued increasing customer demand in the Company’s HFS – South segment. Net income for the three months ended September 30, 2021, was $6.7 million compared to a net loss of $7.6 million for the same period in 2020.

Adjusted EBITDA was $37.5 million for the three months ended September 30, 2021, compared to $17.0 million for the same period in 2020.

ADR decreased by $4.50 to $76.78 for the three months ended September 30, 2021, compared to the same period in 2020.  The decrease in ADR was primarily driven by lower average ADR in the HFS - South segment, where third quarter 2021 ADR was lower than prior period as a result of committed minimum revenue contracts having materially lower occupancy due to the COVID-19 pandemic.  In instances when actual occupancy is substantially lower than minimum contractual commitments, realized ADR can be materially higher than contractual ADR.  Third quarter 2020 ADR reflects this scenario and creates a higher ADR when compared to a more normal operating environment in third quarter 2021.

Average utilized beds increased by 6,264 to 11,087 for the three months ended September 30, 2021, an increase of 130%. The increase was driven by the government services contract, which began March of 2021, contributing 4,000 fully utilized beds to the Government segment and continued increasing customer demand in the HFS – South segment, which contributed over 2,000 additional utilized beds.

Capital Management

The Company had approximately $8.9 million of capital expenditures for the three months ended September 30, 2021, predominately associated with its Government segment and the recently executed government services contract.

As of September 30, 2021, the Company had $30.6 million of cash and cash equivalents and $340 million in gross amount of total debt. The Company has made significant progress towards strengthening its capital flexibility by reducing outstanding debt by approximately $80 million and improving its net leverage ratio by 52% since the beginning of 2021.  These deliberate actions have resulted in no outstanding borrowings under the Company’s $125 million revolving credit facility, with more than $155 million of total available liquidity and a net leverage ratio of 3.1 times as of September 30, 2021.

As a result, the Company has accelerated its year end 2021 total net leverage ratio target to below 3.0 times.

Business Update

Demand fundamentals have strengthened throughout 2021 and have supported the broadening of customer activity and consistent increases in demand for Target’s premium modular hospitality service offerings.  Since year-end 2020, Target

TH Q3 2021 Earnings Release	Page 2 of 14

has experienced an over 40% increase in customer demand across its Hospitality and Facilities Service segments.  This robust demand has resulted in sequential quarterly expansion of operating margins and utilization throughout 2021.

The sustained momentum has allowed Target to execute on its diversification and growth strategy, focused on utilizing existing core competencies to pursue a balanced portfolio of service offerings.  Target has meaningfully advanced its diversification strategy with approximately 52% of third quarter 2021 revenue and approximately 53% of anticipated full year revenue related to its Government services segment.

This positive business momentum has resulted in approximately 99% of the Company’s anticipated 2021 revenue being under contract with approximately 73% of contracted revenue having minimum revenue commitments.  As the Company previously announced, on November 2, 2021, it has raised 2021 financial outlook to:

Full Year 2021 Financial Outlook

●	Total revenue between $280 and $285 million
●	Adjusted EBITDA(1) between $110 and $113 million
●	Interest expense(2) between $33 and $35 million
●	Discretionary Cash Flow(1) between $75 and $80 million
●	Total capital spending between $25 and $30 million, excluding acquisitions
●	Targeting a total net leverage(3) ratio below 3.0x by year end 2021

(2)  Interest expense excludes amortization of deferred financing cost and original issue discount

(3)  Total net leverage ratio is defined in the credit facility as consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters

Strategic Focus

Target has strategically positioned itself as North America’s market leader in premier vertically integrated hospitality solutions by systematically identifying and transitioning its business mix to expand its growth pipeline.  Target has accomplished this strategic growth by intentionally focusing on markets and customers that offer greater long-term growth potential, while optimizing its existing asset fleet and unique capabilities to maximize economic returns.

The scale of Target’s modular network and expansive core competencies has created an efficient operating structure, providing substantial revenue visibility from highly contracted revenue with high renewal rates.  These attributes result in a high return on growth capital and significant Discretionary Cash Flow.  Target has experienced a 98% increase in Discretionary Cash Flow from full year 2020, supported by minimum committed revenue contracts from a diversified customer base under multiyear contracts with historical renewal rates exceeding 90%.

This highly attractive financial profile generates best-in-class margins and impressive cash flow conversion, which has allowed Target to systematically execute on its strategic objectives and meaningfully enhance Target’s operational flexibility.  This enhanced profile provides the opportunity to reinvest cash flows into complementary growth markets, intended to expand Target’s long-term growth pipeline.

Target remains committed to enhancing value through a balanced portfolio of service offerings, focused on a range of adjacent end-markets, while continuing to expand its reach providing critical support to the United States Government.  Target’s financial strength, and robust core offerings, creates a platform to continue pursuing these highly economic growth initiatives, which it believes is the greatest opportunity to accelerate value creation.

TH Q3 2021 Earnings Release	Page 3 of 14

Segment Results – Third Quarter 2021

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	September 30, 2021	September 30, 2020
Revenue	$46,428	$16,264
Adjusted gross profit	$25,823	$13,213
Adjusted gross profit margin	56%	81%
Average daily rate (ADR)	$78.10	$72.27
Average utilized beds	6,400	2,400
Utilization	100%	100%

Revenue for the three months ended September 30, 2021, was $46.4 million compared to $16.3 million for the same period in 2020.  Average available beds of 6,400 were fully utilized for the three months ended September 30, 2021, with an ADR of $78.10.

On March 18, 2021, Target executed a $118 million minimum revenue contract, which is fully committed over its initial one-year term.  The contract adds 4,000 available beds, which will be fully utilized over the contract term.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2021	September 30, 2020
Revenue	$31,066	$18,968
Adjusted gross profit	$13,945	$8,606
Adjusted gross profit margin	45%	45%
Average daily rate (ADR)	$75.39	$89.56
Average utilized beds	4,428	2,277
Utilization	64%	24%

Revenue for the three months ended September 30, 2021, was $31.1 million compared to $19.0 million for the same period in 2020. Revenue increased as a result of sustained momentum in customer activity and demand for Target’s premium hospitality services supported by strengthening commercial activity and economic demand.

ADR decreased by $14.17, to $75.39 compared to the same period in 2020. Third quarter 2021 ADR was lower than prior period as a result of committed minimum revenue contracts having materially lower occupancy due to the COVID-19 pandemic. In instances when actual occupancy is substantially lower than minimum contractual commitments, realized ADR can be materially higher than contractual ADR.  Third quarter 2020 ADR reflects this scenario, and creates a higher ADR when compared to a more normal operating environment in third quarter 2021.

Utilization was 64% for the three months ended September 30, 2021, compared to 24% for the same period in 2020.  Target has experienced an 87% increase in customer demand from the third quarter of 2020, as customers find added value in Target’s expansive network, which provides superior flexibility in labor allocation while offering world-class service offerings.

TH Q3 2021 Earnings Release	Page 4 of 14

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2021	September 30, 2020
Revenue	$1,266	$1,154
Adjusted gross profit	$(56)	$87
Adjusted gross profit margin	(4)%	8%
Average daily rate (ADR)	$68.43	$98.11
Average utilized beds	195	127
Utilization	18%	12%

Revenue for the three months ended September 30, 2021, was $1.3 million compared to $1.2 million for the same period in 2020. The increase was attributable to select communities re-opening in the segment, which had been closed in the prior period, as a result of modest improvement in customer demand.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2021	September 30, 2020
Revenue	$9,880	$11,598
Adjusted gross profit	$8,329	$2,027
Adjusted gross profit margin	84%	17%

This segment’s operations consist primarily of revenue from the construction phase of the TC Energy Keystone XL Pipeline (“TCPL”) project. Revenue for the three months ended September 30, 2021, was $9.9 million compared to $11.6 million for the same period in 2020.

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013. The agreement released the Company from any outstanding work performance obligations under the 2013 contract (including all change orders, limited notices to proceed, and amendments) and provided for payment of a termination fee of approximately $5 million, which the Company collected in cash on July 27, 2021.  The termination agreement also resulted in the recognition of approximately $4.9 million of deferred revenue.

No further revenue will be generated from the 2013 contract with TC Energy and as of September 30, 2021, there are no unrecognized deferred revenue amounts or costs related to this contract.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2021	September 30, 2020
Revenue	$529	$279
Adjusted gross profit	$(139)	$(220)
Adjusted gross profit margin	(26)%	(79)%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended September 30, 2021, was $0.5 million compared to $0.3 million for the same period in 2020.

TH Q3 2021 Earnings Release	Page 5 of 14

Conference Call

The Company has scheduled a conference call for November 12, 2021, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the third quarter 2021 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	3424376

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, vaccine mandates, contract and supply chain disruptions; operational, economic, political and regulatory risks; federal government budgeting and appropriations; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems and our ability to remediate any material weakness; fluctuations in the fair value of warrant liabilities;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by

TH Q3 2021 Earnings Release	Page 6 of 14

management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains forward-looking non-GAAP financial measures Adjusted EBITDA and Discretionary Cash Flow. Reconciliations of these forward-looking measures to their most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA and Discretionary Cash Flow to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA and Discretionary Cash Flow that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Discretionary Cash Flow calculations. Target Hospitality provides an Adjusted EBITDA and Discretionary Cash Flow outlook because we believe that these measures, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in the current period. The prior period primarily included residual tax advisory filing related expenses associated with the Business Combination.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary Cash Flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Target Hospitality defines Discretionary Cash Flow yield to revenue as Discretionary Cash Flow divided by total consolidated revenue.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of

TH Q3 2021 Earnings Release	Page 7 of 14

interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q3 2021 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:		(Restated)		(Restated)
Services income	$57,221	$24,331	$143,806	$103,526
Specialty rental income	22,099	12,827	54,547	42,379
Construction fee income	9,849	11,105	11,294	27,634
Total revenue	89,169	48,263	209,647	173,539
Costs:
Services	37,064	21,990	85,835	82,456
Specialty rental	4,203	2,560	11,032	6,864
Depreciation of specialty rental assets	14,294	11,995	40,642	37,158
Gross profit	33,608	11,718	72,138	47,061
Selling, general and administrative	12,827	8,508	35,835	28,599
Other depreciation and amortization	4,008	4,341	12,100	12,555
Other expense (income), net	91	(183)	781	(752)
Operating income (loss)	16,682	(948)	23,422	6,659
Interest expense, net	9,465	9,913	29,058	30,113
Change in fair value of warrant liabilities	(1,120)	(267)	1,600	(2,453)
Income (loss) before income tax	8,337	(10,594)	(7,236)	(21,001)
Income tax expense (benefit)	1,662	(2,991)	139	(5,187)
Net income (loss)	6,675	(7,603)	(7,375)	(15,814)
Other comprehensive income (loss)
Foreign currency translation	(15)	89	(27)	23
Comprehensive income (loss)	$6,660	$(7,514)	$(7,402)	$(15,791)

Weighted average number shares outstanding - basic and diluted	96,814,970	96,138,459	96,539,703	95,997,647

Net income (loss) per share - basic and diluted	$0.07	$(0.08)	$(0.08)	$(0.16)

TH Q3 2021 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	September 30,	December 31,
	2021	2020
Assets		(Restated)
Cash and cash equivalents	$30,641	$6,979
Accounts receivable, less allowance for doubtful accounts	33,373	28,183
Other current assets	5,765	8,400
Total current assets	$69,779	$43,562

Specialty rental assets, net	294,372	311,487
Goodwill and Other intangibles, net	133,191	144,159
Other non-current assets	32,614	35,029
Total assets	$529,956	$534,237

Liabilities
Accounts payable	$12,321	$10,644
Deferred revenue and customer deposits	60,986	6,619
Other current liabilities	21,363	28,270
Total current liabilities	94,670	45,533

Long-term debt, net	329,245	326,499
Revolving credit facility	-	48,000
Warrant liabilities	2,133	533
Other non-current liabilities	10,462	14,784
Total liabilities	436,510	435,349

Stockholders' equity
Common stock and other stockholders' equity	82,501	80,568
Accumulated earnings	10,945	18,320
Total stockholders' equity	93,446	98,888
Total liabilities and stockholders' equity	$529,956	$534,237

TH Q3 2021 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2021	2020
		(Restated)
Cash, cash equivalents and restricted cash - beginning of period	$6,979	$6,839

Cash flows from operating activities
Net loss	(7,375)	(15,814)
Adjustments:
Depreciation	41,774	38,636
Amortization of intangible assets	10,968	11,077
Other non-cash items	9,615	19
Changes in operating assets and liabilities	44,465	(5,326)
Net cash provided by operating activities	$99,447	$28,592

Cash flows from investing activities
Purchases of specialty rental assets	(23,707)	(11,601)
Other investing activities	(301)	1,313
Net cash used in investing activities	$(24,008)	$(10,288)

Cash flows from financing activities
Purchase of treasury stock	-	(5,318)
Other financing activities	(51,792)	(10,709)
Net cash used in financing activities	$(51,792)	$(16,027)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	15	(14)

Change in cash, cash equivalents and restricted cash	23,662	2,263

Cash, cash equivalents and restricted cash - end of period	$30,641	$9,102

TH Q3 2021 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Total Revenue	$89,169	$48,263	$209,647	$173,539

Gross Profit	$33,608	$11,718	$72,138	$47,061

Adjustments:
Depreciation of specialty rental assets	14,294	11,995	40,642	37,158
Adjusted gross profit	$47,902	$23,713	$112,780	$84,219

Adjusted gross profit margin	54%	49%	54%	49%

TH Q3 2021 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Total Revenue	$89,169	$48,263	$209,647	$173,539

Net income (loss)	$6,675	$(7,603)	$(7,375)	$(15,814)
Income tax expense (benefit)	1,662	(2,991)	139	(5,187)
Interest expense, net	9,465	9,913	29,058	30,113
Other depreciation and amortization	4,008	4,341	12,100	12,555
Depreciation of specialty rental assets	14,294	11,995	40,642	37,158
EBITDA	$36,104	$15,655	$74,564	$58,825

Adjustments
Other expense, net	91	99	781	94
Transaction expenses	49	26	1,198	382
Stock-based compensation	1,362	886	3,598	2,808
Change in fair value of warrant liabilities	(1,120)	(267)	1,600	(2,453)
Other adjustments	1,048	611	3,697	3,071
Adjusted EBITDA	$37,534	$17,010	$85,438	$62,727

TH Q3 2021 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows and Discretionary cash flows yield

($ in thousands)

(unaudited)

	For the Three Months		For the Nine Months		For the Year
	Ended		Ended		Ended
	September 30,		September 30,		December 31,
	2021	2020	2021	2020	2020
Total Revenues	$89,169	$48,263	$209,647	$173,539	$225,148

Net cash provided by operating activities	$40,006	$3,233	$99,447	$28,592	$46,781
Less: Maintenance capital expenditures for specialty rental assets	(5,341)	(71)	(8,407)	(766)	(888)
Discretionary cash flows	$34,665	$3,162	$91,040	$27,826	$45,893

Purchase of specialty rental assets	(9,600)	709	(23,707)	(11,601)	(12,177)
Purchase of property, plant and equipment	(197)	(112)	(301)	(182)	(381)
Receipt of insurance proceeds	—	—	—	619	619
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	876	—	876	990
Net cash provided by (used in) investing activities	$(9,797)	$1,473	$(24,008)	$(10,288)	$(10,949)

Principal payments on finance and capital lease obligations	(1,003)	(539)	(3,693)	(10,654)	(11,581)
Proceeds from borrowings on finance and capital lease obligations	—	—	—	10,151	13,437
Principal payments on borrowings from ABL	(11,000)	(15,000)	(76,000)	(52,500)	(74,500)
Proceeds from borrowings on ABL	6,000	—	28,000	42,500	42,500
Restricted shares surrendered to pay tax liabilities	(14)	(47)	(99)	(206)	(221)
Purchase of treasury stock	—	—	—	(5,318)	(5,318)
Net cash used in financing activities	$(6,017)	$(15,586)	$(51,792)	$(16,027)	$(35,683)

Discretionary cash flows yield % of total revenue	39%	7%	43%	16%	20%

TH Q3 2021 Earnings Release	Page 14 of 14